February 27, 1996

Equitable Variable Life Insurance Company
787 Seventh Avenue
New York, New York 10019

Dear Sirs:

         This opinion is furnished in connection with the filing by Equitable Variable Life Insurance Company ("Equitable Variable") of a Notice (the "Notice") pursuant to Rule 24f-2 (the "Rule") under the Investment Company Act of 1940 relating to the registration by Equitable Variable and its Separate Account FP ("Separate Account FP") under the Securities Act of 1933 (the "1933 Act") of an indefinite number of units of interest (the "Units") to be issued under variable life insurance policies (the "Policies"). An indefinite number of Units was registered by the filing under the 1933 Act of Registration Statement No. 2-98590 on Form S-6, which became effective on January 22, 1986. In Registration Statement No. 33-8237 on Form S-6, effective March 26, 1987, Registration Statements Nos. 33-38594 and 33-40590 on Form S-6, effective November 27, 1991, Registration Statement No. 33-47928 on Form S-6, effective August 18, 1992 and Registration Statement No. 33-83948 on Form S-6, effective December 19, 1994, Equitable Variable and Separate Account FP referenced the registration of Units in File No. 2-98590. During the year ended December 31, 1995, in reliance on the Rule, Units were issued in return for 858,773,239 of premiums received under the Policies.

         The Policies are designed to provide life insurance protection and are to be offered in the manner described in the Prospectuses included in the Registration Statements (the "Prospectuses").

         I have examined all such corporate records of Equitable Variable and such other documents and such laws as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

         1. Equitable Variable is a corporation duly organized and validly existing under the laws of the State of New York.

         2. Separate Account FP was duly established and is maintained by Equitable Variable pursuant to the laws of the State of New York, under which income, gains and losses, whether or not realized, from assets allocated to Separate Account FP, are, in accordance with the Policies, credited to or charged against such account without regard to other income, gains or losses of Equitable Variable.


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Equitable Variable Life Insurance Company
February 27, 1996
Page 2

         3. The assets of Separate Account FP are owned by Equitable Variable; Equitable Variable is not a trustee with respect thereto. The Policies provide that the portion of the assets of Separate Account FP equal to the reserves and other Policy liabilities with respect to Separate Account FP will not be chargeable with liabilities arising out of any other business Equitable Variable may conduct and that Equitable Variable reserves the right to transfer assets of Separate Account FP in excess of such reserves and Policy liabilities to the general account of Equitable Variable.

         4. The Policies (including any Units duly credited thereunder) have been duly authorized by Equitable Variable and each of the Policies (including any such Units) constitutes a validly issued and binding obligation of Equitable Variable in accordance with its terms. Purchasers of the Policies are subject only to the deductions, charges and fees set forth in the Prospectuses.

                                                  Yours very truly,

                                                  /s/ Mary P. Breen
                                                  -----------------
                                                      Mary P. Breen